EXHIBIT 4.2

                              CONSULTING AGREEMENT
                              --------------------

This CONSULTING AGREEMENT ("Agreement") made and entered into as of the 1st day of March, by Moderngroove Entertainment, Inc. ("the Corporation"), and Matthew Carley ("the Consultant").

1.  Appointment of Consultant.
------------------------------

The Corporation appoints the Consultant and the Consultant accepts appointment on the terms and conditions provided in this Agreement as a consultant to the Corporation's business, including any other corporations hereafter formed or acquired by the Corporation to engage in any business.

2.  Board of Directors Supervision.
-----------------------------------

The activities of the Consultant to be performed under this Agreement shall be subject to the supervision of the Board of Directors of the Corporation ("the Board") to the extent required by applicable law or regulation and by the Board and in effect from time to time. Where not required by applicable law or regulation, the Consultant shall not require the prior approval of the Board to perform its duties under this Agreement. The Board has approved this agreement.

3.  Authority of Consultant.

Subject to any limitations imposed by applicable law regulation, the Consultant shall render management and consulting services to the Corporation, which services shall include advise and assistance concerning any and all aspects of the operations and planning of the Corporation as needed from time to time. These services shall include but not limited to conducting relations on behalf of the Corporation with accountants, attorneys. The Consultant will also make reports to the effects to cause its employees and agents to give the Corporation the benefit of their special knowledge, skill and business expertise to the extent relevant to the Corporation's business and affairs. The Consultant shall make introductions to companies who are possible strategic partners, and assist the Corporation in developing strategic relationships with these companies. The Consultant shall find, interview and assist the Corporation in hiring executives as the need for such executives arise. In addition, the Consultant shall render advise and expertise in connection with any acquisitions or dispositions taken by the Corporation and shall from time to time bring to the attention of the Corporation acquisition opportunities as the Consultant deems appropriate in its sole discretion.

4.  Reimbursement of Expenses; Independent Contractor.
------------------------------------------------------

All obligations or expenses reasonably incurred by the Consultant in the performance of its duties under this Agreement, which are performed with the prior written or oral approval of the Corporation shall be for the account of, on behalf of, and at the expense of the Corporation. Provided that no such written or oral approval shall be required for reimbursement of any individual expense that is less than $100. The Consultant shall not be obligated to make any advance to or for the account of the Corporation without assurance that the necessary funds are held in accounts maintained by the Corporation; nor shall the Consultant be obligated to incur any liability or obligation for the account of the Corporation without assurance that the necessary funds for the discharge of such liability or obligation will be provided. The Corporation shall reimburse each such expense within 15 days of submission by the Consultant to the Corporation of a properly documented expense report. The Consultant shall be an independent contractor, and nothing contained in this Agreement shall be deemed or construed (I) to create a partnership or joint venture between the Corporation and the Consultant; or (ii) to cause the Consultant to be responsible in any way for the debts, liabilities or obligations of the Corporation or any other party; or (iii) to constitute the Consultant or any of its employees and employees, officers or agents of the Corporation. The Consultant shall not hold itself out or permit itself to be regarded (to the extent practical) as an employee, officer or agent of the Corporation and shall strictly avoid any act or omission that may reasonably lead to a contractual or tortuous claim against or liability to the Corporation.

5.  Other Activities of Consultant; Investment Opportunities.
-------------------------------------------------------------

The Corporation acknowledges and agrees that neither the Consultant nor any of the Consultant's employees, officers, directors, affiliates or associates shall be required to devote full time business efforts to the duties of the Consultant specified in this Agreement, but instead shall devote only so much of such time and efforts as the Consultant reasonably deems necessary to fulfill its obligations under this Agreement. The Corporation further acknowledges and agrees that the Consultant and its affiliates are engaged in the account and for the account of unaffiliated parties, and understands that the Consultant plans to continue to be engaged in such businesses (and other business or investment be deemed to be engaged in for the benefit of the Corporation or any of its subsidiaries or to constitute a conflict of interest. Furthermore, notwithstanding anything herein to the contrary, the Consultant shall be required to bring only such investments and/or business opportunities to the attention of the Corporation as the Consultant, in the sole discretion, deems appropriate.

6.  Compensation of Consultant.
-------------------------------

In consideration of Consultant's agreement to provide the management services described herein, the Corporation will transfer authorized and issued shares of common stock of the Corporation within 60 days of start date of contract to the following individuals in the following amounts:

                     A:  Matthew Carley    200,000 shares

7.  Term.
---------

This Agreement shall commence as of the date hereof and shall remain in effect through March 1, 2002.

8.  Termination upon breach.
----------------------------

Either the Corporation or the Consultant may terminate this Agreement in the event of the breach of any of the material terms or provisions of this Agreement by the other party, which breach is not cured within 10 business days after notice of the same is given to the party alleged to be in breach by the other party.

9.  Standard of Care.
---------------------

The Consultant (including any person or entity acting for or on behalf of the Consultant) shall not be liable for any damages suffered by the Corporation which are caused by any mistake of fact, errors of judgment, or by any acts or omissions of any kind of the Consultant, unless caused by the intention misconduct, recklessness or gross negligence of the Consultant.

10.  Confidentiality.
---------------------

All information, knowledge and data relating to or concerned with the operations, business and affairs of the Consultant or the Corporation which are exchanged by the parties hereto in connection with the performance by the Consultant of its duties hereunder shall be the property of the Corporation. The information, knowledge and data shall be treated as confidential information and shall be held in a fiduciary capacity by the parties hereunder. Neither the Consultant nor the Corporation shall disclose or divulge such information to any firm, person, corporation, or other entity other than required by law or in connection with the performance of its duties hereunder.

11.  Non-Competition.
---------------------

During the "Restricted Period" (as hereinafter defined), the Consultant agrees not to (and shall cause each of its employees and affiliates not to) directly or indirectly, alone or as a partner, officer, director, employee, consultant, agent, independent contractor, member or stockholder of an company or person, engage in (or have a pecuniary, financial or beneficial interest in) the business of the Corporation. The Consultant further agrees that, during the Restricted Period, the Consultant shall not in any capacity, either separately, jointly or in association with others, directly or indirectly employed or retained by the Corporation (or who was employed or retained at any time within the two (2) years prior to the date either Consultant employs or seeks to employ such person); and (b) solicit, induce, or influence any proprietor, partner, stockholder, lender, director, officer, employee, joint venture, investor, consultant, agent, lesser, supplier, customer or any other person which has a business relationship with the Corporation or any subsidiary, at any time during the Restricted

Period, to discontinue or reduce or modify the extent of such relationship with the Corporation. The Restricted Period shall mean one year after the date of termination of this Agreement.

12.  Indemnification of Consultant.
-----------------------------------

The Corporation hereby agrees to indemnify and hold harmless the Consultant and its present and future officers, directors, affiliates, employees, and agents, ("Indemnified Parties") to the fullest extent permitted by law for actions of the Corporation set forth in Schedule B. The Corporation further agrees to reimburse the Indemnified Parties on a monthly basis for any cost of defending any action investigation (including attorney's fees and expenses) subject to an undertaking from such Indemnified Party to repay the Corporation if such party is determined not to be entitled to such indemnity.

13.  Assignment.
----------------

Without the consent of the Consultant, the Corporation shall not assign, transfer or convey any of its rights, duties or interest under this Agreement; nor shall it delegate any of the obligations or duties required to be kept or performed by it hereunder. The Consultant shall not assign, transfer or convey any of its rights, duties or interests kept or performed by it under this Agreement, except that the Consultant may transfer its rights and obligations hereunder to one of its affiliates, or to an assignee who utilizes the services of employees of the Consultant.

14.  Notices.
-------------

All notices, demands, consents, approvals and requests given by either party to the other hereunder shall be in writing and shall be personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, to the parties at the following address:


                        If to the Corporation:
                        Moderngroove Entertainment Inc.
                        1685 West 5th Ave.
                        Vancouver, BC  Canada  V6J1N5

                        If to the Consultant:
                        Matthew Carley
                        106 Becket Lane
                        Heathrow, FL 32746


Any party may at any time change its respective address by sending written notice to the other party of the change in the manner hereinabove prescribed.

15  Severability.
-----------------

If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or enforceable, shall be valid and be enforced to the fullest extent permitted by law.

16.  Entire Agreement.
----------------------

This Agreement contains the entire agreement between the parties hereto with respect to the matters herein contained and any change or modification must be in writing and signed by the party against whom enforcement of the change or modification is sought.

17.  Governing Laws.
--------------------

This Agreement shall be governed by and constructed in accordance with the laws of the State of Florida. The sole venue for any action relative to this agreement shall be in the State or Federal Courts of Palm Beach County, Florida.

IN WITNESS WHEREOF, if the parties hereto have caused this Consulting Agreement to be duly executed by their authorized representatives as of the date first above written.


Modergroove Entertainment, Inc.

By: /s/ John Stroppa                     By:  /s/ Matthew Carley
--------------------                     -----------------------
        John Stroppa                              Matthew Carley
        President/CEO                             Consultant